Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy, Inc. Appoints New Director to Board of Directors

HOUSTON - (PR Newswire) – November18, 2004 – VAALCO Energy, Inc. (EGY – Amex), is pleased to announce, effective November 18, 2004 Mr. William S. Farish has been appointed to its Board of Directors, to serve until the next regularly scheduled Stockholders Meeting.

Mr. Farish served as the United States Ambassador to the Court of St. James from 2001 to 2004. He is President of W.S. Farish and Company, an investment firm in Houston, Texas and is the owner of Lane’s End Farm, a noted thoroughbred breeding facility in Versailles, Kentucky. He is also former Chairman of Churchill Downs, Incorporated, and has served on the Boards of numerous business and civic organization.

Robert Gerry, Chairman and Chief Executive Officer commented, “VAALCO is extremely pleased to have a man of Mr. Farish’s broad business and political experience join our Board of Directors. His wise counsel and knowledge will serve us well as we continue to seek opportunities to grow our international assets.”

VAALCO’s subsidiary VAALCO Gabon Etame, Inc. operates and owns a 28.07% interest in the Etame Field. The Etame field was placed on production in September 2002 and has produced 12.0 million barrels since startup. Other field partners are PanOcean Energy Corporation Limited (31.36%), Sasol Petroleum West Africa (Ltd.) (27.75%), Sojitz Etame Limited (2.98%), PetroEnergy Resources Corp. (2.34%) and Energy Africa Gabon (7.5%).

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801